Exhibit 99.1

Collectors Universe Reports Results for Q2, 2019

Revenues up 12% for the Quarter

Operating Income up to $2.2 million versus $0.2 million in last year’s Q2

NEWPORT BEACH, CA – February 5, 2019 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of collectibles, today announced financial results for its second quarter of fiscal year 2019.

Operational and Financial Highlights:

■

In the second quarter, which is typically the seasonally slowest quarter of the year, revenues were $15.7 million and operating income was $2.2 million as compared to last year’s second quarter revenues of $14.1 million and operating income of $0.2 million. In addition to the 12% revenue increase, the improved operating income reflected a reduction of $0.8 million in operating expenses. Cash edged up to $12.4 million at December 31, 2018, from $12.2 million at September 30, 2018 and $8.7 million at December 31, 2017.

■

The 12% increase in revenues in the quarter, comprised a $1.3 million or 29% increase for cards and autographs and a $0.9 million or 14% increase in US coin revenues. The cards and autographs revenues in the quarter represented a second quarter record for that business. Total coin revenues increased by 3%, despite continued softness in China revenues in the quarter.

■

Non-banking channel revenues in China were up 6% in this year’s six months, as we continue to build brand awareness in that region for long-term success. However, total China revenues decreased by $0.8 million and $3.8 million in this year’s second quarter and six months, reflecting the absence of revenues from the banking channel in China.

■

Revenues in this year’s six months included a $2.4 million or 24% increase in cards and autograph revenues and a 5% increase in US coin revenues. The cards and autographs revenues represented record first half revenues for that business. Total revenues in the six months were down by $0.6 million or 2%, due to the revenue reduction in China. Despite that revenue reduction, operating income for this year’s six months increased to $5.0 million from $4.8 million in last year’s six months and included a $1.1 million reduction in operating expenses.

■

The gross profit margins were 56% and 57% in this year’s second quarter and six months as compared to 54% and 59% in last year’s second quarter and six months. There can be variability in our gross profit margin due to seasonality and the mix of revenues. During fiscal 2018, our quarterly gross profit margin varied between 54% and 62%.

■

Income from continuing operations in this year’s second quarter was $1.5 million, or $0.17 per diluted share, as compared to $70,000, or $0.01, per diluted share in last year’s second quarter. For the six months, income from continuing operations was $3.6 million, or $0.40 per diluted share, as compared to $3.7 million, or $0.42 per diluted share, in last year’s six months.

Collectors Universe, Inc.

■

The Company’s cash position as of December 31, 2018 was $12.4 million, as compared to $10.6 million as of June 30, 2018. Net cash generated of $1.8 million in this year’s six months included cash generated from continuing operations of $6.4 million, partially offset by $3.4 million used to pay cash dividends to stockholders, $1.0 million used for capital expenditures and capitalized software costs and $0.2 million used to paydown the Company’s term loan.

■	On January 23, 2019, we announced our quarterly cash dividend of $0.175 per share, which will be paid on March 1, 2019 to stockholders of record on February 15, 2019.

Commentary and Outlook

Joseph J. Orlando, President and Chief Executive Officer, stated, “This year’s Q2 represented a marked improvement over the revenue and operating income generated in last year’s second quarter. Except for our Shanghai office in China, every major component of our authentication and grading services eclipsed the revenue figure from last year. While some of the increases were modest in nature, other parts of the business set Q2 revenue records. Those Q2 records included those produced by domestic businesses, like our PSA and PSA/DNA Authentication Services division, and our PCGS international offices in Hong Kong and Paris. As a result, even though Q2 is our seasonally-slowest quarter of the fiscal year, our cash position improved over this year’s Q1, as well.”

Orlando continued, “The PCGS US vintage, show and bulk services produced improved revenue figures versus last year’s Q2. In fact, the PCGS show service was up approximately 36%, an area of our coin business that generates our highest average service price. PCGS international produced mixed results. Our Hong Kong and Paris offices finished with record Q2 revenues, while our Shanghai office was down about $0.8 million from the previous year.”

“The PSA and PSA/DNA business set another quarterly revenue record for the division, beating last year’s record figure by roughly $1.4 million, a 29% increase year-over-year. Through the first two quarters of fiscal 2019, this part of our company is well on its way to its ninth consecutive year of top and bottom line growth. Despite continued improvements to our operational capacity, the backlog of submissions remains robust as we enter the second half of the fiscal year.”

“The management team is focused on improving our Company performance and market share in a number of ways, from customer service to product innovation, to improved efficiency, in addition to maximizing our short-term prospects in China.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Tuesday, February 5, 2019 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 334-323-0522 or 877-260-1479, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through February 19, 2019 by dialing 888-203-1112 or 719-457-0820 and entering access code 7832530#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectorsuniverse.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”) and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Collectors Universe, Inc.

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed in, or that may be implied or inferred from the discussion of our operating results in this news release. Those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which historically has generated more than 60% of our consolidated revenues and a substantial portion of our operating income , which make our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins; the risks that the economic recovery may stall, or that domestic or international economic conditions may deteriorate as a result of events outside of our control, that could lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the weakness or volatility of economic conditions in the United States and worldwide will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses; the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future.

Additional information regarding these risks and other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2018 which we filed with the Securities and Exchange Commission on August 30, 2018 and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained, implied or inferred, in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release or in our Annual Report on Form 10-K, as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

Joseph Orlando

President and Chief Executive Officer

949-567-1170

Email: jorlando@collectors.com

Joseph Wallace

Senior Vice President and Chief Financial Officer

949-567-1245

Email: jwallace@collectors.com

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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
Net revenues	$15,704	$14,063	$33,199	$33,816
Cost of revenues	6,953	6,476	14,155	13,926
Gross profit	8,751	7,587	19,044	19,890
Operating expenses:
Selling and marketing expenses	2,486	2,421	5,294	5,175
General and administrative expenses	4,051	4,926	8,709	9,954
Total operating expenses	6,537	7,347	14,003	15,129
Operating income	2,214	240	5,041	4,761
Interest and other expense, net	(145)	(41)	(142)	(9)
Income before provision for income taxes	2,069	199	4,899	4,752
Provision for income taxes	588	129	1,287	1,049
Income from continuing operations	1,481	70	3,612	3,703
Income from discontinued operations, net of income taxes	-	89	-	89
Net income	$1,481	$159	$3,612	$3,792

Net income per basic share:
Income from continuing operations	$0.17	$0.01	$0.40	$0.43
Income from discontinued operations	-	0.01	-	0.01
Net income per basic share	$0.17	$0.02	$0.40	$0.44

Net income per diluted share:
Income from continuing operations	$0.17	$0.01	$0.40	$0.42
Income from discontinued operations	-	0.01	-	0.01
Net income per diluted share	$0.17	$0.02	$0.40	$0.43

Weighted average shares outstanding:
Basic	8,936	8,699	8,934	8,637
Diluted	8,947	8,923	8,954	8,844
Dividends declared per common share	$0.175	$0.35	$0.35	$0.70

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

	December 31, 2018	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$12,420	$10,581
Accounts receivable, net of allowance of $74 and $80 at December 31, 2018 and June 30, 2018, respectively	2,169	2,608
Inventories, net	2,423	2,579
Prepaid expenses and other current assets	1,793	1,965
Total current assets	18,805	17,733

Property and equipment, net	7,923	8,378
Goodwill	2,083	2,083
Intangible assets, net	2,246	2,319
Deferred income tax assets	1,222	1,222
Other assets	474	479
Total assets	$32,753	$32,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,415	$2,487
Accrued liabilities	1,781	1,998
Accrued compensation and benefits	2,712	3,401
Current portion of long-term debt	750	562
Income taxes payable	397	312
Deferred revenue	3,538	3,213
Total current liabilities	11,593	11,973

Deferred rent	3,879	3,535
Long Term Debt	2,063	2,438

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 9,121 and 9,015 issued and outstanding at December 31, and June 30, 2018, respectively.	9	9
Additional paid-in capital	86,837	86,369
Accumulated deficit	(71,628)	(72,110)
Total stockholders’ equity	15,218	14,268
Total liabilities and stockholders’ equity	$32,753	$32,214

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,612	$3,792
Discontinued operations	-	(89)
Income from continuing operations	3,612	3,703
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization expense	1,428	954
Stock-based compensation expense	468	451
Provision for bad debts	(1)	62
Provision for inventory write-down	168	106
Provision for warranty claims	330	215
Loss on sale of property and equipment	-	119
Deferred income taxes	-	365
Change in operating assets and liabilities:
Accounts receivable	441	1,218
Inventories	(12)	(460)
Prepaid expenses and other	243	202
Other assets	6	(85)
Accounts payable and accrued liabilities	(398)	(133)
Accrued compensation and benefits	(689)	(1,465)
Income taxes payable	85	(627)
Deferred revenue	326	929
Deferred rent	344	(138)
Net cash provided by operating activities of continuing operations	6,351	5,416
Net cash used in operating activities of discontinued businesses	-	(225)
Net cash provided by operating activities	6,351	5,191

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(505)	(2,761)
Capitalized software	(468)	(506)
Proceeds from sale of business	-	4
Patents and other intangibles	-	(6)
Net cash used in investing activities	(973)	(3,269)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments) Borrowings under term loan	(188)	3,000
Dividends paid to common stockholders	(3,351)	(6,021)
Net cash used in financing activities	(3,539)	(3,021)

Net increase (decrease) in cash and cash equivalents	1,839	(1,099)
Cash and cash equivalents at beginning of period	10,581	9,826
Cash and cash equivalents at end of period	12,420	$8,727

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$79	$33
Income taxes paid during the period	$1,319	$1,370
Leasehold Improvements contributed by landlord	$-	$2,949